Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
IntegraMed America, Inc.

We consent to the incorporation by reference in this Registration Statement of IntegraMed America, Inc. on Form S-8 of our report dated March 10, 2010, with respect to our audits of the consolidated financial statements as of December 31, 2009 and for each of the two years in the period ended December 31, 2009, and of the effectiveness of internal controls over financial reporting as of December 31, 2009, appearing in the Annual Report on Form 10-K of IntegraMed America, Inc. for the year ended December 31, 2010.

/s/: Amper, Politziner & Mattia, LLP

New York, New York
November 18, 2011